Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form S-3 No. 333-161689) and related Prospectus of Merge Healthcare, Inc. for the registration of 5,422,104 shares of its common stock and to the incorporation by reference therein of our reports dated March 9, 2009, with respect to the consolidated financial statements of etrials Worldwide, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina
November 2, 2009